Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-130074
Prospectus Supplement to the Prospectus dated December 1, 2005 and the Prospectus Supplement dated December 1, 2005 — No. 557
The Goldman Sachs Group, Inc.
Medium-Term Notes, Series B

$5,000,168.55
       15.6% Reverse Exchangeable Notes due January 2007
(Exchangeable for Common Stock of American Axle & Manufacturing Holdings, Inc.)

      We will pay you interest at a rate of 15.6% per annum on April 29, 2006, July 29, 2006, October 29, 2006 and on the stated maturity date (which will be January 29, 2007 unless extended due to market disruption or non-business days). In addition, you will be paid an amount that will be determined based on the performance of the common stock of American Axle & Manufacturing Holdings, Inc., which we call the index stock, during the period from the trade date (January 20, 2006) to the determination date (five trading days prior to the stated maturity date, unless extended due to market disruption or non-business days).
      On the stated maturity date, we will exchange your note for index stock at the exchange rate or, at our sole option, for cash in an amount equal to (1) the number of shares of index stock that we would otherwise be obligated to deliver in exchange for your note at the exchange rate multiplied by (2) the final index stock price. The exchange rate will be calculated as follows:

•	if the final index stock price equals or exceeds the threshold price (which is the initial index stock price times the threshold percentage of 80%, or $14.404), the number of shares of the index stock equal to the initial index stock price divided by the final index stock price. Therefore, if the final index stock price is at least 80% of the initial index stock price, you will receive an amount in cash or index stock equal to the face amount of your note. Even if the final index stock price exceeds the initial index stock price, you will still only receive the face amount of your note, and thus will not receive any upside return.

•	if the final index stock price is less than the threshold price, the downside multiplier, which is 1.25, times one share of the index stock. To the extent that the final index stock price declines by more than 20% (or in other words is less than 80% of the initial index stock price), the rate of decline (1.25 times the percentage decline in the price of the index stock) in the amount that you will be paid on your note on the maturity date will exceed the rate of decline in the index stock price beyond 20%. Depending on the performance of the index stock you could lose all or a substantial portion of your investment in the note.
      The initial index stock price is $18.005 per share. The final index stock price will be the closing price of one share of the index stock on the determination date, subject to anti-dilution adjustment.
      Because we have provided only a brief summary of the terms of your note above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Note” on page S-12.
      Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the market value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. You should read “Additional Risk Factors Specific To Your Note” on page S-7 so that you may better understand those risks.
Original issue date (settlement date): January 27, 2006
Original issue price: 100% of the face amount
Net proceeds to The Goldman Sachs Group, Inc.: 99.90% of the face amount
Underwriting discount: 0.10% of the face amount

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

      Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market making transaction.
Goldman, Sachs & Co.

Prospectus Supplement dated January 20, 2006.

SUMMARY INFORMATION
We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Note” on page S-12. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 1, 2005, as supplemented by the accompanying prospectus supplement, dated December 1, 2005, of The Goldman Sachs Group, Inc.
Key Terms
Issuer: The Goldman Sachs Group, Inc.
Face Amount: each note will have a face amount equal to $18.005; the aggregate face amount for all the offered notes is $5,000,168.55
Principal amount: on the stated maturity date, we will exchange your note for index stock at the exchange rate or, at our sole option, for cash in an amount equal to (1) the number of shares of index stock that we would otherwise be obligated to deliver in exchange for your note at the exchange rate times (2) the final index stock price
Exchange rate: subject to anti-dilution adjustment, this rate will be calculated as follows:

•	if the final index stock price equals or exceeds the threshold price, the exchange rate will be the number of shares of the index stock equal to the threshold fraction; or

•	if the final index stock price is less than the threshold price, the exchange rate will be the downside multiplier times one share of the index stock.
Index stock and index stock issuer: common stock of American Axle & Manufacturing Holdings, Inc.
Initial index stock price: $18.005 per share
Final index stock price: the closing price of one share of the index stock on the determination date, subject to anti-dilution adjustment
Threshold percentage: 80%
Threshold price: the initial index stock price times the threshold percentage, which equals $14.404 per share
Threshold fraction: the initial index stock price divided by the final index stock price
Downside multiplier: 1.25
Trade date: January 20, 2006
Settlement date: January 27, 2006
Stated maturity date: January 29, 2007, unless extended for up to six business days
Determination date: the fifth trading day prior to the stated maturity date, unless extended for up to five business days
Interest rate (coupon): 15.6% per annum
Interest payment dates: April 29, 2006, July 29, 2006, October 29, 2006 and January 29, 2007
Regular record dates: for the interest payment dates specified above, five business days before each interest payment date
No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system
Calculation agent: Goldman, Sachs & Co.
Business day: as described on page S-21
Trading day: as described on page S-21

Q&A
How Do The Notes Work?
       The notes offered by this prospectus supplement will have a stated maturity date on January 29, 2007, unless extended due to market disruption or non-business days. You will receive quarterly interest payments at a rate of 15.6% per annum. The return on the notes will also be linked to the performance of the common stock of American Axle & Manufacturing Holdings, Inc., which we call the index stock. If the final index stock price calculated on the determination date is greater than or equal to the threshold price, you will receive 100% of the outstanding face amount of your note. If the final index stock price is less than the threshold price, you will receive an amount less than 100% of the outstanding face amount of your note. The threshold price is equal to the threshold percentage of 80% multiplied by the initial index stock price. To the extent that the final index stock price is less than the threshold price, the rate of decline (1.25 times the percentage decline in the market price of the index stock) in the amount that you will be paid on your note on the maturity date will exceed the rate of decline in the index stock price beyond 20% due to the effect of the downside multiplier. You may lose all or a significant amount of your initial investment. See “Additional Risk Factors Specific to Your Note” on page S-7.
Who Should Or Should Not Consider An Investment In The Notes?
       We have designed the notes for investors who want to earn an above-market rate of interest while protecting their investment against a decline of up to 20% from the initial index stock price without participation in any increase in the index stock price. Because the entire principal amount of your notes will be exposed to potential depreciation in the index stock price in excess of 20% over the life of your notes, you should only consider purchasing the notes if you are willing to accept the risk of losing the entire principal amount of your note. To the extent that the final index stock price declines by more than 20% from the initial index stock price, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline of the index stock price beyond 20% due to the effect of the downside multiplier.
       You will not participate in any increase in the market price of the index stock. Your maximum return on the notes will be the above-market rate of interest and you could lose your entire investment. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific to Your Note” on page S-7.
Will I Receive Periodic Interest Payments?
       Yes. We will make quarterly interest payments on your note at the rate of 15.6% per annum on the interest payment dates, beginning on April 29, 2006 and ending on the stated maturity date.
What Will I Receive On The Stated Maturity Date Of The Notes?
       On the stated maturity date, we will exchange your note for index stock at the exchange rate or, at our sole option, for cash in an amount equal to (1) the number of shares of index stock that we would otherwise be obligated to deliver in exchange for your note at the exchange rate times (2) the final index stock price. The exchange rate will be calculated on the determination date as follows:

•	if the final index stock price equals or exceeds the threshold price, the exchange rate will be the number of shares of the index stock equal to the threshold fraction; or

•	if the final index stock price is less than the threshold price, the exchange rate will be the downside multiplier, which is 1.25, times one share of the index stock.
       The calculation agent will determine the final index stock price, which will be the closing price of the index stock on the determination date, subject to anti-dilution adjustment.
       To the extent that the final index stock price declines by more than 20% from the initial index stock price (i.e., the final index stock price is less than the threshold price), the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline in the index stock beyond 20% due to the effect of the downside multiplier. If the final index stock price is less than the threshold price, the payment on your note on the stated maturity date will be less than the face amount of your note and may even be reduced to zero.
       As discussed in the accompanying prospectus and accompanying prospectus supplement, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Note” on page S-12.
What Will I Receive If I Sell The Note Prior To The Stated Maturity?
       If you sell your note prior to the stated maturity date, you will receive the market value of your note. The market value of your note may be influenced by many factors, such as interest rates and the volatility of the index stock. Depending on the impact of these factors, you may receive significantly less than the face amount of your note in any sale of your note before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the market value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the market value of your note in the secondary market, see “Additional Risk Factors Specific to Your Note — Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Note On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price” on page S-7 and “— The Market Value of Your Note May Be Influenced By Many Unpredictable Factors” on page S-8.
Hypothetical Payment Amount
       The table below shows the hypothetical payment amounts that we would deliver on the stated maturity date in exchange for each $18.005 of the outstanding face amount of your note, if the final index stock price were any of the hypothetical prices shown in the left column. For this purpose, we have assumed that there will be no anti-dilution adjustments to the exchange rate and no market disruption events have occurred.
       The numbers in the first and second columns represent hypothetical closing prices for one share of the index stock on the determination date and are also expressed as percentages of the initial index stock price, which equals $18.005 per share. The numbers in the third column represent the number of shares for each $18.005 of the outstanding face amount of your note delivered on the stated maturity date. The amounts in the fourth and fifth columns represent the hypothetical cash value of the index stock to be exchanged, based on the corresponding hypothetical final index stock prices, and are also expressed as percentages of the initial index stock price.

	Hypothetical Final			Hypothetical Payment
	Index Stock Price as	Exchange Rate	Hypothetical Payment	Amount as
Hypothetical Final	Percentage of Initial	(The Number of	Amount on Stated	Percentage of
Index Stock Price	Index Stock Price	Shares Per $18.005)	Maturity Date	Face Amount

$36.010	200.00%	0.5000	$18.005	100.00%
$31.509	175.00%	0.5714	$18.005	100.00%
$27.008	150.00%	0.6667	$18.005	100.00%
$18.005	100.00%	1.0000	$18.005	100.00%
$14.404	80.00%	1.2500	$18.005	100.00%
$13.504	75.00%	1.2500	$16.880	93.75%
$9.003	50.00%	1.2500	$11.253	62.50%
$4.501	25.00%	1.2500	$5.627	31.25%
$0.000	0.00%	1.2500	$0.000	0.00%

       The payment amounts shown above are entirely hypothetical; they are based on market prices for the index stock that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little relation to the hypothetical payment amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the index stock. Please read “Additional Risk Factors Specific to Your Note” on page S-7 and “Hypothetical Payment Amounts on Your Note” on page S-24.
       Payments on your note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option sold, by the holder (with an implicit option premium paid over time to the holder). The discussion in this paragraph does not modify or affect the terms of the offered notes or the United States income tax treatment of the offered notes as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-29.
Who is the Index Stock Issuer?
       The index stock issuer is American Axle & Manufacturing Holdings, Inc. According to publicly available information, American Axle is a supplier to the automotive industry and is engaged in the manufacture, engineering, design and validation of driveline systems and related powertrain components and chassis modules for light trucks, sport utility vehicles, passenger cars and crossover vehicles. Please see “The Index Stock Issuer” on page S-27 for further information on the index stock issuer.
What About Taxes?
       The U.S. federal income tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-29.
       Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option on the index stock written by you and purchased by us (the “Put Option”), the payment for which has been deferred until the payment of the quarterly interest payments on the notes. The terms of your note also require you and us to treat 4.81% of the stated interest payments of 15.6% per annum on your note as payment of interest on the Debt Portion and the remaining 10.79% of the stated interest payments of 15.6% per annum on your note as payment for the Put Option.
       If your note is so treated, and if you receive a cash payment of the full principal amount upon the maturity of your note, such payment would likely be treated as

(i) payment in full of the principal amount of the Debt Portion (which would likely not result in the recognition of gain or loss if you are an initial purchaser of your note) and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above. If you receive a cash payment that is less than the full principal amount upon the maturity of your note, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your note) and (ii) the cash settlement of the Put Option, which would result in your recognition of short-term capital gain, if the amount paid to you for the Put Option and deferred as described in the preceding paragraph were greater than the amount you were deemed to have paid to us to settle the Put Option, or short-term capital loss, if the amount you were deemed to have paid to us to settle the Put Option were greater than the amount paid to you for the Put Option and deferred as described in the preceding paragraph. If, instead of making a cash payment to you, we were to exchange your note for shares of index stock at the exchange rate, the receipt of such index stock upon the maturity of your note would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would likely not result in the recognition of gain or loss if you are an initial purchaser of your note) and (ii) the exercise by us of the Put Option and your purchase of the shares of index stock you receive for an amount equal to the principal amount of your note.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 1, 2005. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the stock to which your stock is indexed. You should carefully consider whether the offered notes are suited to your particular circumstances.
Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Note On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price
       The market value or quoted price of your note at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the market value of your note as determined by reference to pricing models used by Goldman, Sachs & Co.
       If at any time a third party dealer quotes a price to purchase your note or otherwise values your note, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Note May Be Influenced By Many Unpredictable Factors” below.
       Furthermore, if you sell your note, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.
       There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your note; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Note May Not Have An Active Trading Market” below.
The Principal of Your Note Is Not Protected
       The principal of your note is not protected. Our payment to you on the stated maturity date will be a number of shares of index stock, or its cash equivalent, based on the final index stock price. Because of the formula that we use to determine the payment amount, the amount you receive on the stated maturity date may be less than the face amount of your note. Specifically, the principal of your note is not protected if the final index stock price is less than the threshold price, which is the threshold percentage of 80% times the initial index stock price. If the final index stock price is less than the threshold price, the rate of decline in the payment amount of your note will be greater than the rate of decline in the index stock price. For example, if the final index stock price falls to 75% of the initial index stock price, the cash amount you would receive for each $18.005 of the outstanding face amount of your note would only be $16.880, which is calculated by multiplying the downside multiplier of 1.25 by the final index stock price. Although the final index stock price (expressed as a percentage of the initial index stock price) is 5% below the threshold percentage of 80%, a payment of $16.880 at maturity would represent a loss of 6.25% on your note. Thus, you may lose a significant portion of or the entire investment in your note, depending on the final index stock price, as calculated by the calculation agent on the determination date.
       In addition, because the payment amount on your note will be determined on the determination date, in the event we deliver stock rather than cash, the share price of the stock may be subject to price movement in the period between the determination date and the stated maturity date. The longer the period of time between those two dates, the more the stock we deliver to you on the stated maturity date may be subject to price fluctuation.

       Also, the market value of your note prior to the stated maturity date may be lower than the purchase price you pay for your note. Consequently, if you sell your note before the stated maturity date, you may receive less than the amount of your investment in the note.
The Potential for the Value of Your Note to Increase Is Limited
       Your ability to participate in any rise in the market value of the index stock is limited. Because of the formula that we will use to determine the payment amount, the amount you receive on the stated maturity date may result in a lower return on your note than you would have received had you invested in the index stock directly. In addition, the payment amount that you receive on the stated maturity date for each outstanding note will not exceed the initial index stock price specified in this prospectus supplement, no matter how high the market price of the index stock may rise.
The Market Value of Your Note May Be Influenced by Many Unpredictable Factors
       The following factors, many of which are beyond our control, will influence the market value of your note:

•	the market price of the index stock;

•	the volatility — i.e., the frequency and magnitude of changes in the market price of the index stock;

•	the dividend rate on the index stock;

•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the market price of the index stock;

•	interest and yield rates in the market;

•	the time remaining until your note matures; and

•	our creditworthiness.
These factors will influence the market value of your note if you sell your note before maturity. If you sell your note prior to maturity, you may receive less than 100% of the outstanding face amount of your note. You cannot predict the future performance of the index stock based on its historical performance.
If the Market Price of the Index Stock Changes, the Market Value of Your Note May Not Change in the Same Manner
       Your note may trade quite differently from the index stock. Changes in the market price of the index stock may not result in a comparable change in the market value of your note. Even if the market price of the index stock equals or exceeds the threshold price for your note, the market value of your note will usually be less than the threshold price before the stated maturity date. We discuss some of the reasons for this disparity under “— The Market Value of Your Note May Be Influenced by Many Unpredictable Factors” above.
We Will Not Hold Index Stock for Your Benefit
       The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange your note for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any index stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.
You Have No Shareholder Rights Or Any Rights to Receive Stock
       Investing in your note will not make you a holder of the index stock. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock. In addition, we may, at our sole option, elect to pay cash in exchange for your note on the stated maturity date, in which case you will have no right to receive any shares of index stock on that date.

Trading and Other Transactions by Goldman Sachs in the Index Stock May Impair the Market Value of Your Note
       As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under your note by purchasing the index stock and listed or over-the-counter options on or before the trade date. We may in the future also hedge our obligations with purchases of other instruments linked to the index stock. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps on or before the determination date for your note. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to the same index stock. Any of these hedging activities may adversely affect the market price of the index stock and, therefore, the market value of your note and the value of the consideration we will deliver on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the market value of your note may decline. See “Use of Proceeds and Hedging” below for a further discussion of securities transactions in which we or one or more of our affiliates may engage.
       In addition, Goldman, Sachs & Co. and our other affiliates may engage in trading in the index stock or instruments whose returns are linked to the index stock for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the market price of the index stock and, therefore, the market value of your note and the value of the consideration we will deliver on your note at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked or related to changes in the market price of the index stock. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the value of the consideration we will deliver on your note at maturity.
Our Business Activities May Create Conflicts of Interest Between You and Us
       As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index stock that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the price of the index stock, could be adverse to your interests as a beneficial owner of your note. Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuer of the index stock, including making loans to or equity investments in that company or providing advisory services to that company. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates may have published or may in the future publish research reports with respect to the issuer of the index stock. Any of these activities by any of our affiliates may affect the market price of the index stock and, therefore, the market value of your note and the value of the consideration we will deliver on your note at maturity.
As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Market Value of Your Note, When Your Note Matures and the Amount You Receive at Maturity
       As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the final index stock price, which we will use to determine how much index stock or cash we must deliver on the stated maturity date; determining whether to postpone the stated maturity date because of a market disruption event; and determining whether and how to make anti-dilution adjustments to the exchange rate. See “Specific Terms of Your Note — Anti-dilution Adjustments” and “— Special Calculation Provisions” below for more information about these determinations. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the market value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between You and Us” above. We may change the calculation agent for your note at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
There Is No Affiliation Between the Index Stock Issuer and Us, and We Are Not Responsible for Any Disclosure by
the Index Stock Issuer
       Goldman Sachs is not affiliated with the issuer of the index stock. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuer. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or completeness of any information about the index stock issuer contained in this prospectus supplement or in any of the index stock issuer’s publicly available information. You, as an investor in your note, should make your own investigation into the index stock issuer.
       The index stock issuer will not be involved in the offering of your note in any way and will not have any obligation of any sort with respect to your note. Thus, the index stock issuer will not have any obligation to take your interests into consideration for any reason, including taking any corporate actions that might affect the market value of your note.
Your Note May Not Have an Active Trading Market
       Your note will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.
You Have Limited Anti-dilution Protection
       Goldman, Sachs & Co., as calculation agent for your note, will adjust the exchange rate for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the index stock issuer’s capital structure, but only in the situations we describe in “Specific Terms of Your Note — Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the exchange rate for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all the outstanding index stock by a third party. Those events or other actions by the index stock issuer or a third party may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the market value of your note. The index stock issuer or a third party could make an offering or a tender or exchange offer, or the index stock issuer could take any other action, that adversely affects the market price of the index stock and the market value of your note but does not result in an anti-dilution adjustment for your benefit.

We Can Postpone the Stated Maturity Date If a Market Disruption Event Occurs
       If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the cash or index stock that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the determination date is postponed to the last possible day and the closing price of the index stock is not available on that day because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index stock price based on its assessment, made in its sole discretion, of the market price of the index stock on that day.
The Tax Consequences of an Investment in Your Note Are Uncertain
       The tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below.
Certain Considerations for Insurance Companies and Employee Benefit Plans
       Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the mandatory exchangeable notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the mandatory exchangeable notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the mandatory exchangeable notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

SPECIFIC TERMS OF YOUR NOTE
Please note that in this section entitled “Specific Terms of Your Note”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.
       The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus and the accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
       In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your note:
Specified currency:

•	U.S. dollars (“$”)
Form of note:

•	global form only: yes, at DTC

•	non-global form available: no
Denominations: each note registered in the name of a holder must have a face amount of $18.005 or integral multiples thereof
Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no
Other terms:

•	the default amount will be payable on any acceleration of the maturity of your note as described under “— Special Calculation Provisions” below

•	anti-dilution provisions will apply to your note as described under “— Anti-dilution Adjustments” below

•	a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your note will not be the same as a trading day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below
       Please note that the information about the settlement or trade dates, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your note in a market making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
       We describe the terms of your note in more detail below.
Index Stock and Index Stock Issuer
       In this prospectus supplement, when we refer to the index stock, we mean the common stock of American Axle & Manufacturing Holdings, Inc., and when we refer to the index stock issuer, we mean

American Axle & Manufacturing Holdings, Inc., except as described under “— Anti-dilution Adjustments — Reorganization Events” and “— Anti-dilution Adjustments — Distribution Property” below.
Payment of Principal on Stated Maturity Date
       On the stated maturity date, we will exchange your note for shares of the index stock at the exchange rate. Alternatively, at our sole option, we may pay cash in an amount equal to the number of shares of the index stock we would otherwise be obligated to deliver in exchange for your note at the exchange rate multiplied by the closing price of the index stock on the determination date. If we choose to deliver cash, we will notify the holder of our election at least one business day before the determination date. If we do not notify the holder of our election, we will deliver shares of the index stock, except in the limited circumstances described below under “— Consequences of a Market Disruption Event”. The value of the shares or cash you receive in exchange for your note on the stated maturity date may be less than 100% of the outstanding face amount of your note. We describe this risk under “Additional Risk Factors Specific to Your Note — The Principal of Your Note Is Not Protected” above.
Exchange Rate
       The exchange rate will be calculated as follows:

•	if the final index stock price equals or exceeds the threshold price, the exchange rate will equal a number of shares of the index stock equal to the threshold fraction for each $18.005 of the outstanding face amount of your note; or

•	if the final index stock price is less than the threshold price, the exchange rate will be the downside multiplier, which is 1.25, times one share of the index stock for each $18.005 of the outstanding face amount of your note.
       The calculation agent will determine the final index stock price, which will be the closing price of the index stock on the determination date, subject to anti-dilution adjustment.
       To the extent that the final index stock price declines by more than 20% from the initial index stock price (i.e., the final index stock price is less than the threshold price), the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline in the index stock beyond 20% due to the effect of the downside multiplier. If the final index stock price is less than the threshold price, the payment on your note on the stated maturity date will be less than the face amount of your note and may even be reduced to zero.
       The exchange rate may be adjusted, with respect to both the amount and type of consideration, as a result of dilution events, as we describe under “— Anti-dilution Adjustments” below. In addition, if an exchange would otherwise involve a fractional share of the index stock, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the final index stock price.
       The shares of the index stock, together with any cash payable for a fractional share and after giving effect to any anti-dilution adjustments, that we must deliver on the stated maturity date in exchange for your note represent the principal amount of your note, unless we elect to deliver cash. In that event, the cash we must pay in exchange for your note on the stated maturity date represents the principal amount of your note.
Stated Maturity Date
       The stated maturity date will be January 29, 2007 unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the third trading day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the third business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after January 29, 2007 or, if January 29, 2007 is not a business day, later than the sixth business day after January 29, 2007. The calculation agent may postpone the determination date — and therefore the stated maturity date — if a market disruption event occurs or is continuing on any day that would otherwise be the determination date. We describe market disruption events under “— Special Calculation Provisions” below.
Determination Date
       The determination date will be the fifth trading day before January 29, 2007 unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than January 29, 2007 or, if January 29, 2007 is not a business day, later than the first business day after January 29, 2007.
Consequences of a Market Disruption Event
       As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days.
       If the determination date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the final index stock price that must be used to determine the exchange rate (and, if we elect not to deliver index stock on the stated maturity date, the cash value of that stock) is not available on the determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index stock price based on its assessment, made in its sole discretion, of the market value of the index stock on that day.
       In addition, if a market disruption event occurs or is continuing on the determination date or on any later day through and including the stated maturity date, we may choose to pay cash instead of delivering index stock on the stated maturity date, even if we have not notified the holder of our election to pay cash as described under “— Payment of Principal on Stated Maturity Date” above.
Interest Payments
       Interest will accrue on the outstanding face amount of your note and will be calculated and paid as described in the accompanying prospectus and accompanying prospectus supplement with regard to fixed rate notes, except that the interest payment and regular record dates will be those specified in this prospectus supplement.
       If the stated maturity date does not occur on January 29, 2007, however, the interest payment date scheduled for January 29, 2007 will instead occur on the stated maturity date.
Anti-dilution Adjustments
       The calculation agent will adjust the exchange rate as described below, but only if an event described under one of the six subsections beginning with “— Stock Splits” below occurs and only if the relevant event occurs during the period described under the applicable subsection. The adjustments described below do not cover all events that could affect the exchange rate, such as an issuer tender or exchange offer for the index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the index stock. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Note — You Have Limited Anti-dilution Protection” above.
How Adjustments Will Be Made
       In this prospectus supplement, we refer to anti-dilution adjustment of the exchange rate. If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

•	Step One. The calculation agent will adjust the reference amount. This term refers to the amount of the index stock or other property for which the final index stock price is to be determined on the determination date. For example, if no adjustment is required, the final index stock price will be the closing price of one share of the index stock on the determination date. In that case, the reference amount will be one share of the index stock. We describe how the closing price will be determined under “— Special Calculation Provisions” below.
       If an adjustment is required because one of the dilution events described in the first five subsections below — these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the final index stock price might instead be, for example, the closing price, on the determination date, of two shares of the index stock or a half share of the index stock, depending on the event. In that example, the adjusted reference amount would be two shares of the index stock or one half share of the index stock, as applicable.
       If an adjustment is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the index stock — occurs, then the final index stock price will be as follows, assuming there has been no prior anti-dilution adjustment: the value, on the determination date, of the property distributed in the reorganization event in respect of one share of the index stock, plus one share of the index stock if the index stock remains outstanding. In that case, the adjusted reference amount will be the property so distributed plus one share of the index stock, if applicable. In addition, on the stated maturity date, your note will be exchangeable for the kind or kinds of property comprising the adjusted reference amount, or the cash value of that property, as described in more detail under “— Reorganization Events” below.
       The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections that follow.

•	Step Two. Having adjusted the reference amount in step one, the calculation agent will determine the final index stock price, which will be the closing price of the adjusted reference amount on the determination date. If a reorganization event occurs, the final index stock price will be the value of the adjusted reference amount as determined by the calculation agent in the manner described under “— Reorganization Events” below.

•	Step Three. Having determined the final index stock price in step two, the calculation agent will use this price to calculate the threshold fraction and exchange rate.

•	Step Four. Having calculated the exchange rate in step three, the calculation agent will multiply this rate by the reference amount as adjusted in step one. The resulting rate will be the number of shares of index stock that will be exchangeable on the stated maturity date for each $18.005 of the outstanding face amount of your note.

•	Step Five. If we elect to deliver cash to the holder on the stated maturity date, the amount we deliver will equal the cash value of the index stock that we would otherwise deliver, based on the adjusted rate calculated in step four. The calculation agent will determine the cash value of that stock by multiplying the number of shares involved by the closing price for one share on the determination date, rather than by the final index stock price, which will be the closing price for the adjusted reference amount. If your note would be exchangeable for property other than the index stock because of a reorganization event, then the calculation agent will determine the cash value of that property in the manner described under “— Reorganization Events” below.

       If more than one event requiring adjustment occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final index stock price, the threshold fraction and the adjusted exchange rate using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the determination date.
       The calculation agent will adjust the exchange rate for each reorganization event described under “— Reorganization Events” below. For any other dilution event described below, however, the calculation agent will not be required to adjust the exchange rate unless the adjustment would result in a change of at least 0.1% in the exchange rate that would apply without the adjustment. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.
       If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.
       The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.
       In this prospectus supplement, when we say that the calculation agent will adjust the exchange rate for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.
Regardless of the anti-dilution adjustments that may apply to your note, the index stock or cash you receive on the stated maturity date, valued as of the determination date, will not under any circumstances exceed the outstanding face amount of your note.
       The following six subsections describe the dilution events for which the exchange rate is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.
Stock Splits
       A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.
       If the index stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount  — i.e., the reference amount before that adjustment — plus the product of (1) the number of new shares issued in the stock split with respect to one share of the index stock times (2) the prior reference amount. The reference amount
— and thus the exchange rate — will not be adjusted,however, unless the first day on which the index stock trades without the right to receive the stock split occurs on or before the determination date.
Reverse Stock Splits
       A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.
       If the index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount and the quotient of (1) the number of shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective. The reference amount — and thus the exchange rate — will not be adjusted, however, unless the reverse stock split becomes effective on or before the determination date.
Stock Dividends
       In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.
       If the index stock is subject to a stock dividend, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the index stock times (2) the prior reference amount. The reference amount — and thus the exchange rate — will not be adjusted, however, unless the ex-dividend date occurs on or before the determination date.
       The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.
Other Dividends and Distributions
       The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

•	stock dividends described above,

•	issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•	distributions that are spin-off events described under “— Reorganization Events” below, and

•	extraordinary dividends described below.
       A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first trading day before the ex-dividend date.
       If an extraordinary dividend occurs, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the index stock on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount — and thus the exchange rate — will not be adjusted, however, unless the ex-dividend date occurs on or before the determination date.
       The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

•	for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

       To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the index stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the exchange rate only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.
Transferable Rights and Warrants
       If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase index stock at an exercise price per share that is less than the closing price of the index stock on the trading day before the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•	the numerator will be the number of shares of the index stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants, and

•	the denominator will be the number of shares of the index stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the trading day before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day before that ex-dividend date.
       The reference amount — and thus the exchange rate — will not be adjusted, however, unless the ex-dividend date described above occurs on or before the determination date.
Reorganization Events
       Each of the following is a reorganization event:

•	the index stock is reclassified or changed,

•	the index stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding index stock is exchanged for or converted into other property,

•	a statutory share exchange involving the outstanding index stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above,

•	the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•	the index stock issuer effects a spin-off — that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

•	the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•	another entity completes a tender or exchange offer for all the outstanding index stock.
       Adjustments for Reorganization Events. If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of each type of distribution property distributed in respect of one share of the index stock — or in respect of whatever the prior reference amount may be  — in the reorganization event, taken together. We define the term “distribution property” below. For purposes of the five-step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be the adjusted reference amount described in step one, the value of that property on the determination date will be the final index stock price described in step two and the calculation agent will determine and adjust the exchange rate based on these items as described in steps three and four. Consequently, if a reorganization event occurs, your note will be exchangeable on the stated maturity date as follows:

•	If we do not elect to exchange your note for cash, we will deliver to the holder, for each $18.005 of the outstanding face amount of your note, each type of distribution property distributed in the reorganization event in respect of the prior reference amount.

•	If we elect to exchange your note for cash, we will pay the holder, for each $18.005 of the outstanding face amount of your note, cash in an amount equal to the value of each type of distribution property distributed in the reorganization event in respect of the prior reference amount.
       For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the determination date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If more than one type of distribution property is involved, the reference amount will be adjusted so that your note is exchangeable for each type, or for the cash value of each type, in the same proportion as the value of each type bears to the total value of the distribution property distributed in respect of the prior reference amount. If a holder of the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.
       If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the event, as described above, the calculation agent will make further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.
       For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares and the specified amount of cash for each share of index stock (adjusted proportionately for any partial share) comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-dilution Adjustments” as if the common shares were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, the final index stock price used to calculate the adjusted exchange rate will be the total value, as determined by the calculation agent on the determination date, of all components of the reference amount, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the determination date.
       The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) on or before the determination date.
       Distribution Property. When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes one share of the index stock — or other applicable reference amount — in respect of which the distribution is made.
       If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above. Consequently, in this prospectus supplement, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.
Default Amount on Acceleration
       If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.
       For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.
Manner of Payment and Delivery
       Any payment or delivery on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We may pay interest due on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of index stock or distribution property ourselves or cause our agent to do so on our behalf.
Modified Business Day
       As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent
       The calculation agent, in its sole discretion, will make all determinations regarding the exchange rate, anti-dilution adjustments, market disruption events, business days, trading days, the closing price or other value of the index stock, the default amount and the amount of the index stock, cash or distribution property to be delivered in exchange for your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
       Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your note. We may change the calculation agent for your note at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
Special Calculation Provisions
Business Day
       When we refer to a business day with respect to your note, we mean a day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.
Trading Day
       When we refer to a trading day with respect to your note, we mean a day on which the principal securities market for the index stock is open for trading.
Closing Price
       The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

•	on the principal national securities exchange on which that security is listed for trading on that day; or

•	if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day; or

•	if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.
       If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.
Default Amount
       The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.
       During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
       Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.
If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
       In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.
       Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.
Market Disruption Event
       Any of the following will be a market disruption event:

•	a suspension, absence or material limitation of trading in the index stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the index stock, if available, in the primary markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	the index stock is not trading on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

       The following events will not be market disruption events with respect to an index:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the index stock.
       For this purpose, an “absence of trading” in the primary securities market on which the index stock, or on which option or futures contracts relating to the index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in the index stock or in option or futures contracts relating to the index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that index stock or those contracts, or

•	a disparity in bid and ask quotes relating to that index stock or those contracts, will constitute a suspension or material limitation of trading in that stock or those contracts in that market.
       As is the case throughout this prospectus supplement, references to the index stock in this description of market disruption events include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

HYPOTHETICAL PAYMENT AMOUNTS ON YOUR NOTE
       The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical final index stock prices on the determination date could have on the payment amount, assuming all other variables remain constant.
       Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stock. Among other things, the return on the notes will not reflect any cash dividends that may be paid on the index stock. Also, the hypothetical example shown below does not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your note to a comparatively greater extent than the after-tax return on the index stock.
       The table below shows the hypothetical payment amounts that we would deliver on the maturity date in exchange for each $18.005 of the outstanding face amount of your note, if the final index stock price were any of the hypothetical prices shown in the left column. For this purpose, we have assumed that there will be no anti-dilution adjustments to the exchange rate and no market disruption events. If you sell your note before the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Note” above.
       The following table is based on prices that are entirely hypothetical and does not take into account any taxes that you may owe as a result of owning your note; no one can predict what the market value of the index stock will be on the determination date. The index stock has been highly volatile – meaning that its market price has changed substantially in relatively short periods – in the past and its performance cannot be predicted for the future.
       The actual performance of the index stock over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the index stock shown elsewhere in this prospectus supplement. For information about the market price of the index stock during recent periods, see “The Index Stock Issuer — Historical Trading Price Information” below.
       The numbers in the first and second columns represent hypothetical closing prices for one share of index stock on the determination date and are also expressed as percentages of the initial index stock price, which equals $18.005 per share. The numbers in the third column represent the number of shares per note delivered on the stated maturity date. The amounts in the fourth and fifth columns represent the hypothetical cash value of the index stock to be exchanged, based on the corresponding hypothetical final index stock prices, and are also expressed as percentages of the initial index stock price.

				Hypothetical
	Hypothetical Final		Hypothetical	Payment
	Index Stock Price as	Exchange Rate	Payment	Amount as
Hypothetical Final	Percentage of Initial	(The Number of	Amount on Stated	Percentage of
Index Stock Price	Index Stock Price	Shares Per $18.005)	Maturity Date	Face Amount

$36.010	200.00%	0.5000	$18.005	100.00%
$31.509	175.00%	0.5714	$18.005	100.00%
$27.008	150.00%	0.6667	$18.005	100.00%
$18.005	100.00%	1.0000	$18.005	100.00%
$14.404	80.00%	1.2500	$18.005	100.00%
$13.504	75.00%	1.2500	$16.880	93.75%
$9.003	50.00%	1.2500	$11.253	62.50%
$4.501	25.00%	1.2500	$5.627	31.25%
$0.000	0.00%	1.2500	$0.000	0.00%

       As the hypothetical table above demonstrates, if the final index stock price equals or exceeds the threshold price of $14.404, which is 80% of the initial index stock price, the payment amount that you would receive on the stated maturity date for each $18.005 of outstanding face amount of your note would be $18.005, or 100% of the outstanding face amount of your note. However, if the final index stock price falls below the threshold price, the rate of decline in the payment amount of your note will be greater than the rate of decline in the index stock price. For example, if the final index stock price falls to 75% of the initial index stock price, the cash amount you would receive for each $18.005 of the outstanding face amount of your note would only be $16.880, which is calculated by multiplying the downside multiplier of 1.25 by the final index stock price. In this example, although the index stock price declines by an additional 5% from the threshold price, the hypothetical amount that you would receive on the stated maturity date declines by 6.25% because of the downside multiplier.
       The payment amounts shown above are entirely hypothetical; they are based on market prices for the index stock that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little relation to the hypothetical payment amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the index stock. Please read “Additional Risk Factors Specific to Your Note” above.
       Payments on your note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option sold, by the holder (with an implicit option premium paid over time to the holder). The discussion in this paragraph does not modify or affect the terms of the offered notes or the United States income tax treatment of the offered notes as described under “Supplemental Discussion of Federal Income Tax Consequences” below.

USE OF PROCEEDS AND HEDGING
       We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
       In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index stock and listed or over-the-counter options on or before the trade date. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to the same index stock. Consequently, with regard to your note, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of the index stock or other securities of the index stock issuer,

•	may take short positions in the index stock or other securities of the index stock issuer — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to the purchaser,

•	may take or dispose of positions in listed or over-the-counter options and other instruments based on the index stock, and/or

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange, the American Stock Exchange or other components of the U.S. equity market.
       We and/or our affiliates may acquire a long or short position in securities similar to your note from time to time and may, in our or their sole discretion, hold or resell those securities.
       In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the same index stock. These steps, which could occur on or before the determination date for your note, are likely to involve sales of the index stock and may involve sales and/or purchases of listed or over-the-counter options, futures or other instruments based on the index stock, or listed or over-the-counter options, futures or other instruments based on indices designed to track the performance of the New York Stock Exchange, the American Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See “Additional Risk Factors Specific To Your Note — Trading And Other Transactions By Goldman Sachs In The Index Stock Impair The Market Value Of Your Note” and “— Our Business Activities May Create Conflicts Of Interest Between You And Us” above for a discussion of these adverse effects.

THE INDEX STOCK ISSUER
       The index stock issuer is American Axle & Manufacturing Holdings, Inc. According to publicly available information, American Axle is a supplier to the automotive industry and is engaged in the manufacture, engineering, design and validation of driveline systems and related powertrain components and chassis modules for light trucks, sport utility vehicles, passenger cars and crossover vehicles.
Where Information About the Index Stock Issuer Can Be Obtained
       The index stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-14303.
       Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.
       We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.
We Obtained the Information About the Index Stock Issuer from the Index Stock Issuer’s Public Filings
       This prospectus supplement relates only to your note and will not relate to the index stock or other securities of the index stock issuer. We have derived all information about the index stock issuer in this prospectus supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the index stock issuer in connection with the offering of your note. We do not make any representation that any publicly available information about the index stock issuer is accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the exchange rate — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive at maturity and, therefore, the market value of your note.
       Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.
       We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer. As an investor in a note, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

Historical Trading Price Information
       The index stock is traded on the New York Stock Exchange under the symbol “AXL”. The following table shows the quarterly high, low, and final closing prices for the index stock on the New York Stock Exchange for the four calendar quarters in each of 2004 and 2005, and for the first calendar quarter in 2006, through January 20, 2006. We obtained the trading price information shown below from Bloomberg Financial Services, without independent verification.
       You should not take historical prices of the index stock as an indication of future performance. We cannot give you any assurance that the price of the index stock will increase sufficiently for you to receive an amount in excess of, or even equal to, the face amount of your note at maturity.
       Because the payment amount on your note is linked to the price of the index stock on the determination date and is to be determined under a formula that caps the rate of return, the principal of your note is not protected and the rate of return on your note may be less than that on the index stock over a comparable period. See “Additional Risk Factors Specific to Your Note — The Principal of Your Note Is Not Protected” above for more information about this risk.
Quarterly High, Low and Closing Prices of the Index Stock

	High	Low	Close

2004
Quarter ended March 31	$41.98	$34.10	$36.85
Quarter ended June 30	$39.86	$33.30	$36.36
Quarter ended September 30	$35.66	$27.84	$29.26
Quarter ended December 31	$30.84	$26.87	$30.66
2005
Quarter ended March 31	$29.88	$24.11	$24.50
Quarter ended June 30	$25.27	$18.76	$25.27
Quarter ended September 30	$28.61	$22.01	$23.08
Quarter ended December 31	$23.08	$17.87	$18.33
2006
Quarter ending March 31 (through January 20, 2006)	$21.01	$18.01	$18.01
Closing price on January 20, 2006			$18.01
       We cannot predict the actual final index stock price on the determination date or the market value of your note, nor can we predict the relationship between the index stock price and the market value of your note at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the initial index stock price, the actual maturity date and the final index stock price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the payment amount in respect of your note on the stated maturity date may be very different from the information reflected in the table and hypothetical examples above.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
       The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders. It applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.
       The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the note for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law. No statutory, judicial or administrative authority directly discusses how your note should be treated for U.S. federal income tax purposes. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN YOUR NOTE ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTE, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
General
       In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your note as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option on the index stock written by you and purchased by us (the “Put Option”). The terms of your notes require you and us (in the absence of an administrative determination or a judicial ruling to the contrary) to treat your notes for all tax purposes as an investment unit consisting of the Debt Portion and Put Option. By purchasing your notes, you agree to these terms. However, no statutory, judicial or administrative authority directly discusses how your note should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in a note are highly uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your note, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
Treatment as an Investment Unit
       If your note is properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of your note would be treated as having been issued for the principal amount of the note and that interest payments on the note would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be included in income in accordance with your regular method of accounting for interest for United States federal income tax purposes. Amounts treated as payment for the Put Option would be deferred and would either be included in income by you upon the maturity or sale of your note, or would reduce the basis of any index stock you receive upon the maturity of your note. The terms of your note require you and us to treat 4.81% of the stated interest payments of 15.6% per annum on your note as payment of interest on the Debt Portion and the remaining 10.79% of the stated interest payments of 15.6% per annum on your note as payment for the Put Option.
       If you were to receive a cash payment of the full principal amount of your note upon the maturity of your note, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your note) and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described in the preceding paragraph. If you were to receive a cash payment of less than the full principal amount of your note, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your note) and (ii) the cash settlement of the Put Option which would likely result in your recognition of short-term capital gain, if the amount paid to you for the Put Option and deferred as described in the preceding paragraph were greater than the amount you were deemed to have paid to us to settle the Put Option, or short-term capital loss, if the amount you were deemed to have paid to us to settle the Put Option were greater than the amount paid to you for the Put Option and deferred as described in the preceding paragraph.
       If, instead of making a cash payment to you, we were to exchange your note for shares of index stock at the exchange rate, the receipt of such index stock upon the maturity of your note would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would likely not result in the recognition of gain or loss if you are an initial purchaser of your note) and (ii) the exercise by us of the Put Option and your purchase of the shares of index stock you receive for an amount equal to the principal amount of your note. The United States Federal income tax basis of the shares of Index Stock you receive would equal the principal amount of your note less the amount of payments you received for the Put Option and deferred as described in the second preceding paragraph. The holding period in the shares of index stock you receive would begin the day you beneficially receive such shares of index stock. If you receive cash in lieu of a fractional share of Index Stock, you will be treated as having received such fractional share and then having received cash in exchange for such fractional share. You generally will recognize gain or loss based on the difference between the amount of cash received in lieu of the fractional share and the United States federal income tax basis allocated to such fractional share.
       Upon the sale of your note prior to maturity, you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your note if you are an initial purchaser of your note). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period is greater than one year. The amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described in the preceding paragraph) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale of your note is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.
       If you are a secondary purchaser of your note, you would be required to allocate your purchase price for your note between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion is at a discount from, or is in excess of, the principal amount of your note, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under “United

States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” and “— Debt Securities Purchased at a Premium” with respect to the Debt Portion. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the note that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option or with respect to the sale of any index stock you receive upon the exercise of the Put Option. If, however, the portion of your purchase price allocated to the Debt Portion as described above is in excess of your purchase price for your note, you would likely be treated for tax purposes as having received a payment for the Put Option (which will be deferred as described in the fourth preceding paragraph) in an amount equal to such excess.
Alternative Characterizations
       There is no judicial or administrative authority discussing how your note should be treated for United States federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it would be reasonable to treat your note, and the Internal Revenue Service might assert that your note should be treated, as a single debt instrument subject to the rules concerning contingent payment debt instruments as described in “United States Taxation — Taxation of Debt Securities
— United States Holders — Original Issue Discount” and “— Debt Securities Subject to Contingencies Including Optional Redemption”.
Wash Sale Rules
       If you sell shares of the index stock prior or subsequent to your purchase of a note, you will not be subject to any restriction or limitation with respect to the recognition of loss, if any, for federal income tax purposes upon such sale as a result of your purchase of the note.
Backup Withholding and Information Reporting
       Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
       This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.
       The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction”.
       The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION
       The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.
       In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $33,000. For more information about the plan of distribution and possible market making activities, see “Plan of Distribution” in the accompanying prospectus.

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

Page

Summary Information	S-2
Additional Risk Factors Specific to Your Note	S-7
Specific Terms of Your Note	S-12
Hypothetical Payment Amounts on Your Note	S-24
Use of Proceeds and Hedging	S-26
The Index Stock Issuer	S-27
Supplemental Discussion of Federal Income Tax Consequences	S-29
Employee Retirement Income Security Act	S-32
Supplemental Plan of Distribution	S-33
Prospectus Supplement dated December 1, 2005
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-20
Validity of the Notes	S-22
Prospectus dated December 1, 2005
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	69
Description of Capital Stock of The Goldman Sachs Group, Inc.	93
Legal Ownership and Book-Entry Issuance	98
Considerations Relating to Securities Issued in Bearer Form	104
Considerations Relating to Indexed Securities	109
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	112
Considerations Relating to Capital Securities	115
United States Taxation	118
Plan of Distribution	142
Employee Retirement Income Security Act	145
Validity of the Securities	145
Experts	145
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	146

$5,000,168.55
The Goldman Sachs
Group, Inc.
15.6% Reverse Exchangeable Notes
due January 2007
(Exchangeable for the Common Stock of
American Axle & Manufacturing Holdings, Inc.)
Medium-Term Notes, Series B

Goldman, Sachs & Co.